SEED MONEY AGREEMENT
                              --------------------


          SEED MONEY AGREEMENT (the "Agreement") made as of this 29th day of February, 2000 by and between Teachers Insurance and Annuity Association of America ("TIAA"), a nonprofit corporation existing under the laws of the State of New York, and TIAA-CREF Mutual Funds ("Mutual Funds"), a Delaware Business Trust.

          1. TIAA hereby agrees to invest in the Equity Index, Social Choice Equity, Short-Term Bond, High-Yield Bond and Tax-Exempt Bond funds of the Mutual Funds (the "New Funds") the sum of $175,000,000 on March 1, 2000 or as soon thereafter as practicable.

          2. In consideration for such investment and without deduction of any charges, the Mutual Funds shall credit TIAA with such shares, of which TIAA shall be the owner, in each of the New Funds in such amounts as shall be mutually agreed upon. Such shares will share pro rata in the investment performance of each New Fund and shall be subject to the same valuation procedures and the same periodic deductions as are other shares in that fund. The value of such shares in each New Fund shall be $10.00.

          3. TIAA represents that the shares acquired under this Agreement are being, and will be, acquired for investment (and not with a view to distribution or resale to the public) and can be disposed of only by redemption.

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          4.   Shares acquired under this Agreement will be held by TIAA for its own account until redeemed by TIAA. Amounts will be redeemed at prices equal to the respective net asset value of shares of the applicable fund next determined after the Mutual Funds receive TIAA's proper notice of redemption.

          5. TIAA may purchase, and the Mutual Funds may issue, additional shares of the New Funds as the parties may agree.

          6. This Agreement will be construed and enforced in accordance with and governed by the provisions of the Investment Company Act of 1940 and the laws of the State of New York.

                                           TEACHERS INSURANCE AND
                                           ANNUITY ASSOCIATION OF AMERICA


                                           By /s/ John Somers
                                             ----------------------------
                                              Executive Vice President




                                           TIAA-CREF MUTUAL FUNDS


                                           By /s/ Dennis Foley
                                             ----------------------------
                                              Vice President